Exhibit 3.01

CERTIFICATE OF MERGER OF

ADESTO TECHNOLOGIES CORPORATION, a California corporation

WITH AND INTO

ADESTO TECHNOLOGIES CORPORATION, a Delaware corporation

Pursuant to Section 252(c) of the

General Corporation Law of the State of Delaware

Adesto Technologies Corporation, a Delaware corporation (“Adesto Delaware”), does hereby certify to the following facts relating to the merger (the “Merger”) of Adesto Technologies Corporation, a California corporation (“Adesto California”), with and into Adesto Delaware, with Adesto Delaware remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	Adesto Delaware is incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”). Adesto California is incorporated pursuant to the General Corporation Law of the State of California. Adesto Delaware and Adesto California are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Adesto Delaware and Adesto California in accordance with the provisions of subsection (c) of Section 252 of the DGCL.

THIRD:	The name of the Surviving Corporation shall be Adesto Technologies Corporation.

FOURTH:	Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in the Restated Certificate of Incorporation attached hereto as Exhibit 1.

FIFTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of Adesto Delaware, the Surviving Corporation, 1250 Borregas Avenue, Sunnyvale, California 94089, United States of America.

SIXTH:	A copy of the executed Agreement and Plan of Merger will be furnished by Adesto Delaware, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger

SEVENTH:	The authorized capital stock of Adesto California is 19,697,000 shares of Common Stock, no par value per share, and 4,653,586 shares of Preferred Stock, no par value per share.

EIGHTH:	The Surviving Corporation is a corporation formed and existing under the laws of Delaware.

NINTH:	This Certificate of Merger shall become effective upon filing.

IN WITNESS WHEREOF, Adesto Delaware has caused this Certificate of Merger to be executed by its duly authorized officers as the 9th day of October, 2015.

ADESTO TECHNOLOGIES CORPORATION

By:	/s/ Narbeh Derhacobian
Narbeh Derhacobian
President and Chief Executive Officer

By:	/s/ Ron Shelton
Ron Shelton
Chief Executive Officer

EXHIBIT 1

Restated Certificate of Incorporation

ADESTO TECHNOLOGIES CORPORATION

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Adesto Technologies Corporation. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of the registered agent of the Corporation at that address is Incorporation Services, Ltd.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED STOCK

A. CLASSES OF STOCK.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Four Million Three Hundred Fifty Thousand Five Hundred Eighty Six (24,350,586) shares, consisting of two classes: Nineteen Million Six Hundred Ninety Seven Thousand (19,697,000) shares of Common Stock, $0.0001 par value per share (“Common Stock”) and Four Million Six Hundred Fifty Three Thousand Five Hundred Eighty Six (4,653,586) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), One Million Eighty Seven Thousand and Six Hundred and Sixty Three (1,087,663) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, One Million Three Hundred Eleven Thousand (1,311,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” Eight Hundred and Thirty Seven Thousand and Nine Hundred and Sixty Two (837,962) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”, Five Hundred and Eighteen Thousand and Three Hundred and Forty Two (518,342) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” Two Hundred and Twenty Two Thousand and Eight Hundred and Sixty One (222,861) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D-1 Preferred Stock,” and Six Hundred and Seventy Five Thousand and Seven Hundred and Fifty Eight (675,758) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock. The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

B. COMMON STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(B).

1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors of the Corporation with respect to any series of Preferred Stock as authorized herein.

2. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. No holder of the Common Stock entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California Corporations Code. During such time or times that the Corporation is subject to Section 2115(b) of the California Corporations Code, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

C. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK.

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part C of this Article IV refer to sections of this Part C.

1. Dividend Provisions.

a. Series E Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of Series E Preferred Stock then outstanding shall first receive in such year a dividend on each outstanding share of Series E Preferred Stock in an amount at least equal to $1.881 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The Board of Directors of the Corporation is under no obligation to declare dividends, no right shall accrue to the holders of Series E Preferred Stock if dividends are not declared, and any dividends declared shall not be cumulative.

b. Series D-1 Preferred Stock and Series D Preferred Stock. Subject to the prior dividend rights of the Series E Preferred Stock set forth herein, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of Series D-1 Preferred Stock and Series D Preferred Stock then outstanding shall first receive, on a pari passu basis, in such year a dividend (i) on each outstanding share of Series D-1 Preferred Stock in an amount at least equal to $1.881 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (ii) on each outstanding share of Series D Preferred Stock in an amount at least equal to $2.508 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The Board of Directors of the Corporation is under no obligation to declare dividends, no right shall accrue to the holders of Series D-1 Preferred Stock and Series D Preferred Stock if dividends are not declared, and any dividends declared shall not be cumulative.

c. Series C Preferred Stock. Subject to the prior dividend rights of the Series E Preferred Stock, the Series D-1 Preferred Stock and the Series D Preferred Stock set forth herein, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of Series C Preferred Stock then outstanding shall first receive in such year a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to $1.848 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The Board of Directors of the Corporation is under no obligation to declare dividends, no right shall accrue to the holders of Series C Preferred Stock if dividends are not declared, and any dividends declared shall not be cumulative.

d. Series B Preferred Stock. Subject to the prior dividend rights of the Series E Preferred Stock, the Series D-1 Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock set forth herein, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of Series B Preferred Stock then outstanding shall be entitled to receive a dividend when, as and if declared by the Board of Directors of the Corporation, on each outstanding share of Series B Preferred Stock in an amount at least equal to $0.97581 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The Board of Directors of the Corporation is under no obligation to declare dividends, no right shall accrue to the holders of Series B Preferred Stock if dividends are not declared, and any dividends declared shall not be cumulative.

e. Series A Preferred Stock. Subject to the prior dividend rights of the Series E Preferred Stock, the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock set forth herein, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common

Stock) in any year unless the holders of Series A Preferred Stock then outstanding shall be entitled to receive a dividend, when, as and if declared by the Board of Directors of the Corporation, on each outstanding share of Series A Preferred Stock in an amount at least equal to $0.88704 per share (in each instance, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). The Board of Directors of the Corporation is under no obligation to declare dividends, no right shall accrue to the holders of Series A Preferred Stock if dividends are not declared, and any dividends declared shall not be cumulative.

f. Participation Rights. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable pursuant to the foregoing provisions of this Section C.1, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided, however, that no such adjustment shall be made for the purposes of Section C.4 below regarding the calculation of the conversion rates of the Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a. Preferential Payments to Holders of Series E Preferred Stock and Management Carve-Out Payments.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $23.5125 (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series E Original Issue Price”) multiplied by three (3), plus any dividends declared but unpaid thereon (the “Series E First Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount of the Series E First Liquidation Preference to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, after payment of the Series E First Liquidation Preference required to be paid to the holders of Series E Preferred Stock as provided above, certain service providers of the Corporation shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, before any payment shall be made to the holders of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an aggregate amount set forth and pursuant to the terms of a management carve-out plan then in effect and duly approved by the Board of Directors of the Corporation (the “Management Carve-Out Payments”).

(iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, after payment of the Series E First Liquidation Preference and the Management Carve-Out Payments as provided above, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the Series E Original Issue Price multiplied by two (2), plus any dividends declared but unpaid thereon (the “Series E Second Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount of the Series E Second Liquidation Preference to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Preferential Payments to Holders of Series D-1 Preferred Stock and Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock and payment of the Management Carve-Out Payments, each as provided above, the holders of shares of Series D-1 Preferred Stock and Series D Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, (i) with respect to the Series D-1 Preferred Stock, an amount equal to $23.5125 per share (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series D-1 Original Issue Price”), plus any dividends declared but unpaid thereon, and (ii) with respect to the Series D Preferred Stock, an amount equal to $31.35 per share (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series D Original Issue Price”), plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D-1 Preferred Stock and Series D Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series D-1 Preferred Stock and Series D Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

c. Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, payment of the Management Carve-Out Payments, and all preferential payments required to be paid to the holders of Series D-1 Preferred Stock and Series D Preferred Stock, each as provided above, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to $23.1 per share (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series C Original Issue Price”), plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

d. Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event (as defined herein) of the Corporation, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, payment of the Management Carve-Out Payments, and all preferential payments required to be paid to the holders of Series D-1 Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, each as provided above, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to $12.1968 per share (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series B Original Issue Price”), plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

e. Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, payment of the Management Carve-Out Payments, and all preferential payments required to be paid to the holders of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, each as provided above, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $11.088 per share (such amount, as adjusted from time to time in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, being hereinafter referred to as the “Series A Original Issue Price”), plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

f. Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock and payment of the Management Carve-Out Payments, each as provided above, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation in effect immediately prior to such dissolution, liquidation or winding up of the Corporation.

g. Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section C.2 (a “Deemed Liquidation Event”), unless the holders of at least two-thirds of the then outstanding shares of Preferred Stock, on an as-converted to Common Stock basis, elect otherwise by vote or written consent at least five (5) days prior to the effective date of any such event:

(1) a merger or consolidation in which

(A) the Corporation is a constituent party; or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(2) a transaction to which the Corporation is a party and pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Corporation under an employee benefit plan of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then-outstanding securities, excluding, for purposes of this subsection (B), any transaction constituting an equity financing in which the Corporation is the surviving corporation; or

(3) the sale, lease, transfer or other disposition (including by way of an exclusive license), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection C.2(g)(i)(1)(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections C.2(a)-(e) above.

(iii) In the event of a Deemed Liquidation Event pursuant to Subsection C.2(g)(i)(1)(B)or C.2(g)(i)(2) above, if the dissolution of the Corporation shall not have been approved by the Board of Directors and the stockholders of the Corporation within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the Corporation receives from the holders of at least two-thirds of the then outstanding shares of Preferred Stock, on an as-converted to Common Stock basis, not later than seventy-five (75) days after such Deemed Liquidation Event, the vote or written consent approving the redemption of all shares of Preferred Stock, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the amount otherwise to be paid and distributed, as applicable, respecting those shares pursuant to Subsections C.2(a)-(f) above. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem, in accordance with Subsections C.2(a)-(e) above, that portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, in accordance with Subsections C.2(a)-(e) above. Prior to the distribution or redemption provided for in this Subsection C.2(f)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business and pre-existing liabilities and debt.

(iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. Any such property, rights or securities shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

(A) If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of such Preferred Stock.

(3) The value of any property or rights other than securities shall be determined in good faith by the Board of Directors of the Corporation.

(4) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall, upon approval by the stockholders of the Corporation of the definitive agreements governing a

Deemed Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

3. Voting.

a. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsection C.3(b) or C.3(c) below, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

b. The Board of Directors shall consist of eight (8) directors. (i) The holders of record of shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect five (5) directors of the Corporation (the “Preferred Directors”); (ii) the holders of record of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation; and (iii) the holders of record of the shares of Preferred Stock and Common Stock, voting together as a single class (with cumulative voting rights as among themselves), shall be entitled to elect the remaining directors of the Corporation. The rights of cumulative voting set forth in Subsection B.2 shall apply to the election of directors pursuant to this Subsection C.3(b).

c. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class(es) or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to Subsection C.3(b) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted to Common Stock basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock or (ii) in the case of any such vote taken by unanimous written consent without a meeting, are elected by the unanimous written consent of the holders of outstanding shares of such Specified Stock; provided, however, that if such vote is to fill a vacancy on the Board of Directors of the Corporation other than a vacancy created by removal of a director, such vacancy may be filled by election by the written consent of the holders of a majority (on an as-converted to Common Stock basis) of the outstanding shares of such Specified Stock entitled to vote.

d. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by the required vote of holders of the shares of such Specified Stock specified in Subsection C.3(c) above that are entitled to elect such director. Any director who shall have been elected to the Board of Directors of the Corporation by the holders of any Specified Stock may be removed during his or her term of office, without cause, by, and only by, the affirmative vote, on an as-converted to Common Stock basis, of a majority of

Specified Stock given either at a meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders without a meeting, provided that, no such director may be removed (unless the entire Board of Directors is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected. Any vacancy created by such removal may be filled only in the manner provided in Subsection C.3(c) above.

e. The rights of the holders of Preferred Stock and the rights of the holders of Common Stock under Subsection C.3(b) shall terminate on the first date on which there are issued and outstanding less than three hundred and three thousand and thirty (303,030) shares of Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares).

f. At any time when at least an aggregate of three hundred and three thousand and thirty (303,030) shares of Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Preferred Stock, consenting or voting together on an as-converted to Common Stock basis, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(iii) create any additional class or series of shares of stock having rights, preferences or privileges senior to, or on parity with, the Series E Preferred Stock, the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of shares of stock having rights, preferences or privileges senior to, or on parity with, the Series E Preferred Stock, the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, or create or authorize any obligation or security convertible into shares of any class or series of stock having rights, preferences or privileges senior to, or on parity with, the Series E Preferred Stock, the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock;

(iv) purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of stock other than the Preferred Stock as expressly authorized herein, or permit any subsidiary of the Corporation to take any such action, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and other than securities repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of fair market value of the original purchase price thereof;

(v) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation; or

(vi) create or authorize the creation of any debt security unless approved by a majority of the Directors.

g. At any time when at least an aggregate of ninety thousand and nine hundred and nine (90,909) shares of Series E Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or this Restated Certificate, and in addition to any other vote required by law or this Restated Certificate, without the written consent or affirmative vote of the holders of at least ninety percent (90%) of the then outstanding shares of Series E Preferred Stock, consenting or voting together on an as-converted to Common Stock basis, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend, alter or repeal any of the rights, preferences or privileges of the Series E Preferred Stock set forth in this Restated Certificate.

h. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide or a stockholder demands election by ballot at a meeting before the voting begins.

4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by, with respect to the Series E Preferred Stock, dividing the Series E Original Issue Price by the Conversion Price (as defined below) for the Series E Preferred Stock in effect at the time of conversion, with respect to the Series D-1 Preferred Stock, dividing the Series D-1 Original Issue Price by the Conversion Price (as defined below) for the Series D-1 Preferred Stock in effect at the time of conversion, with respect to the Series D Preferred Stock, dividing the Series D Original Issue Price by the Conversion Price (as defined below) for the Series D Preferred Stock in effect at the time of conversion, with respect to the Series C Preferred Stock, dividing the Series C Original Issue Price by the Conversion Price (as defined below) for the Series C Preferred Stock in effect at the time of conversion, with respect to the Series B Preferred Stock, dividing the Series B Original

Issue Price by the Conversion Price (as defined below) for the Series B Preferred Stock in effect at the time of conversion, and with respect to the Series A Preferred Stock, dividing the Series A Original Issue Price by the Conversion Price (as defined below) for the Series A Preferred Stock in effect at the time of conversion. The “Conversion Price” for the Series E Preferred Stock shall be equal to $23.5125, for the Series D-1 Preferred Stock shall be equal to $23.5125, for the Series D Preferred Stock shall be equal to $30.3468, for the Series C Preferred Stock shall be equal to $23.1, for the Series B Preferred Stock shall be equal to $12.1968 and for the Series A Preferred Stock shall be equal to $11.088. The initial Conversion Price for each series of Preferred Stock, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

b. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

c. Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of

Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iv) Upon any such conversion, no adjustment to the Conversion Price of any series of Preferred Stock shall be made for any declared but unpaid dividends on such series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section C.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d. Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section C.4, the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection C.4(d)(iii) below, deemed to be issued) by the Corporation after the date on which the first share of Series D Preferred Stock is issued by the Corporation (the “Series D Original Issue Date”), other than the following (“Exempted Securities”):

(A) shares of Common Stock issued or deemed issued as a dividend or distribution on the Preferred Stock;

(B) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection C.4(e) or C.4(f) below;

(C) shares of Common Stock issued or deemed issued to officers, employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(D) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(E) shares of Common Stock or Preferred Stock issued or issuable in connection with strategic alliances or commercial relationships approved by the Board of Directors of the Corporation;

(F) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation;

(G) shares of Common Stock issued or issuable pursuant to a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which gross proceeds received by the Corporation shall be at least $30,000,000 (a “Qualifying Public Offering”);

(H) shares of Common Stock or Preferred Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of all or substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation;

(I) shares of Series A Preferred Stock, and the Common Stock issuable upon conversion of such Series A Preferred Stock, issuable upon the exercise of the warrant issued to ATEL Ventures, Inc. to purchase up to an aggregate of 5,411 shares of Series A Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares);

(J) shares of Series B Preferred Stock, and the Common Stock issuable upon conversion of such Series B Preferred Stock, issuable upon the exercise of the warrant issued to ATEL Ventures, Inc. to purchase up to an aggregate of 7,378 shares of Series B Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares);

(K) shares of Series C Preferred Stock, and the Common Stock issuable upon conversion of such Series C Preferred Stock, issuable upon the exercise of the warrant issued to Altis Semiconductor to purchase up to an aggregate of 86,580 shares of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares);

(L) shares of Common Stock or rights or warrants to purchase shares of Common Stock and the Common Stock issuable upon exercise of such rights or warrants issued or issuable to Axon Technologies Corporation pursuant to the terms of that certain Technology License Agreement by and between the Corporation and Axon Technologies Corporation dated as of January 15, 2007, as such may be amended from time to time;

(M) shares of Series E Preferred Stock and the Common Stock issuable upon conversion of such shares of Series E Preferred Stock; and

(N) any shares of Common Stock issued or issuable upon any conversion of the Preferred Stock.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection C.4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price of such series of Preferred Stock in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives the vote or written consent from the holders of at least two-thirds of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(1) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsection C.4(d)(i)(3)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection C.4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(3) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsection C.4(d)(i)(3)), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection C.4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection C.4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection C.4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

(4) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection C.4(d)(iv) below, the Conversion Price of such series of Preferred Stock shall be readjusted to the Conversion Price of such series of Preferred Stock as would have been obtained had such Option or Convertible Security never been issued.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection C.4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to such issue, then, in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(1) CP2 shall mean the Conversion Price of such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(2) CP1 shall mean the Conversion Price of such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(3) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Preferred Stock) outstanding immediately prior to such issue);

(4) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection C.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection C.4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one (1) date Additional Shares of Common Stock that are a part of one (1) transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection C.4(d)(iv) above, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

e. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of a series of Preferred Stock or combine the outstanding shares of a series of Preferred Stock without a comparable combination of the Common Stock, the Conversion Price of such series of Preferred Stock in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of a series of Preferred Stock or effect a subdivision of the outstanding shares of a series of Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price of such series of Preferred Stock in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection C.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then, and in each such event, the Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of each such series of Preferred Stock then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Subsection C.4(f) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made to the Conversion Price of a series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

g. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section C.1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

h. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection C.2(e), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section C.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of a series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of such series Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section C.4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

i. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section C.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the

Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

j. Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to each series of Preferred Stock and the Common Stock. Such notice shall be sent at least five (5) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation. Any notice required to be sent to the holders of a series of Preferred Stock pursuant to this Subsection C.4(j) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least two-thirds of the then outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Mandatory Conversion.

a. Upon the consummation of a Qualifying Public Offering (the “QPO Conversion Date”), (i) all outstanding shares of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of each such respective series of Preferred Stock, (ii) each outstanding share of Series E Preferred Stock shall automatically be converted into 9.8841 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares of Series E Preferred Stock) and (iii) such shares may not be reissued by the Corporation as shares of such series.

b. Upon the date specified by vote or written consent of the holders of at least ninety percent (90%) of the then outstanding shares of Series E Preferred Stock, on an as-converted to Common Stock basis (the “Series E Conversion Date”), (i) all outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series E Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

c. Upon the date specified by vote or written consent of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Series D-1 Preferred Stock, on an as-converted to Common Stock basis (the “Series D-1 Conversion Date”), (i) all outstanding shares of Series D-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series D-1 Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

d. Upon the date specified by vote or written consent of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Series D Preferred Stock, on an as-converted to Common Stock basis (the “Series D Conversion Date”), (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series D Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

e. Upon the date specified by vote or written consent of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Series C Preferred Stock, on an as-converted to Common Stock basis (the “Series C Conversion Date”), (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series C Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

f. Upon the date specified by vote or written consent of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Series B Preferred Stock, on an as-converted to Common Stock basis (the “Series B Conversion Date”), (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series B Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series.

g. Upon the date specified by vote or written consent of the holders of at least two-thirds (2/3rds) of the then outstanding shares of Series A Preferred Stock, on an as-converted to Common Stock basis (the “Series A Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate of Series A Preferred Stock and (ii) such shares may not be reissued by the Corporation as shares of such series. Each of the QPO Conversion Date, the Series E Conversion Date, the Series D-1 Conversion Date, the Series D Conversion Date, the Series C Conversion Date, the Series B Conversion Date and the Series A Conversion Date is referred to herein as a “Mandatory Conversion Date”.

h. Holders of record of shares of Preferred Stock subject to mandatory conversion pursuant to this Section C.5 shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock. Such notice need not be given in advance of the occurrence of such Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder of such shares of Preferred Stock. Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section C.5. On a Mandatory Conversion Date, all outstanding shares of Preferred Stock subject to mandatory conversion on such Mandatory Conversion Date shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the such Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after a Mandatory Conversion Date and the surrender of the certificate or certificates for shares of Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection C.4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

i. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after an applicable Mandatory Conversion Date, be deemed to have been retired and cancelled, and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of each series of Preferred Stock may not be reissued as shares of such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption. Other than pursuant to Subsection C.2(g)(iii), the Preferred Stock shall not be redeemable by the Corporation.

7. Miscellaneous.

a. Waiver. Any of the rights, powers or preferences of the holders of any series of Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least two-thirds of the shares of such series of Preferred Stock then outstanding.

b. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

c. Corporate Distributions. For purposes of Section 500 of the California Corporations Code (to the extent Section 2115 of the California Corporation Code is applicable to the Corporation), the Corporation may make a distribution without regard to any preferential dividends arrears amount and without regard to any preferential rights.

ARTICLE V

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by the Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by the Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ADESTO TECHNOLOGIES CORPORATION

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

Adesto Technologies Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. That the name of this corporation is Adesto Technologies Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on May 13, 2015 under the name Adesto Technologies Corporation.

2. The following amendments to the corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law, with the approval of such amendments by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the General Corporation Law.

3. Section C.4.d(i)(3)(G) of Article IV of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

“shares of Common Stock issued or issuable pursuant to a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which gross proceeds received by the Corporation shall be at least $20,000,000 (a “Qualifying Public Offering”);”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this 23 day of October, 2015.

ADESTO TECHNOLOGIES CORPORATION

By:	/s/ Narbeh Derhacobian
Narbeh Derhacobian
President and Chief Executive Officer